Exhibit 99

Editorial Contact:	Kevin G. Lowery
Alcoa Inc.
412-553-1424

Investor Relations:	William F. Oplinger
Alcoa Inc.
212-836-2674

Alcoa Appoints James Owens, Chairman and CEO of Caterpillar Inc., to Board of Directors

PITTSBURGH, Pa., June 21, 2005 – Alcoa announced today that James W. Owens, 59, Chairman and Chief Executive Officer of Caterpillar Inc., has been appointed to Alcoa’s board of directors to fill a vacancy on the board. There are now 10 directors on Alcoa’s board.

In making the announcement, Alcoa Chairman and CEO Alain Belda said, “Jim’s diverse corporate experience and financial and economic policy acumen will make him a strong addition to our board of directors.”

Mr. Owens was named vice chairman of Caterpillar in December 2003 and elected chairman and chief executive officer effective February 1, 2004. Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Caterpillar, like Alcoa, is a member of the current component stocks of the Dow Jones Industrial Average. During his career with Caterpillar that began in 1972, Mr. Owens served in a series of senior executive positions having been elected a corporate vice president in 1990, then chief financial officer and in 1995 named a group president and member of Caterpillar’s Executive Office. At various times during his career he served as group president for 13 of the company’s 25 divisions.

He is a director of the Institute for International Economics in Washington, DC; a member of the Council on Foreign Relations in New York; and a director of FM Global Insurance Company in Rhode Island. Mr. Owens is a member of The Business Council, Business Roundtable and the Manufacturing Council in Washington, DC; and the Global Advisory Council to The Conference Board in New York. He is also a member of the Community Advisory Board of Saint Francis Medical Center and the Civic Federation Board in Peoria.

Mr. Owens obtained a Ph.D. in economics in 1973 from North Carolina State University.